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                                                                      EXHIBIT 99

UNITED LEISURE CORPORATION                         1990 Westwood Boulevard
                                                   Los Angeles, California 90025

Press Release                                      Contact: Brian Shuster
                                                   Phone:  (310) 441-0900

                          NEWS: FOR IMMEDIATE RELEASE

             UNITED LEISURE CORPORATION ANNOUNCES THE SALE OF ITS
                        PROPERTY INTEREST IN LAS VEGAS


     Los Angeles, CA October 21, 1999 -- United Leisure Corporation (OTC BB:UTDL) announced today that United Hotel & Casino, LLC (in which United Leisure Corporation was a founding partner) sold its real estate holdings on Las Vegas Boulevard (the Strip & Convention Way) for an amount of $31.5 million. The purchaser was the Brugnara Corporation of San Francisco, a real estate company with in excess of $100 million in real estate in the San Francisco area. The property was acquired by United Hotel & Casino, LLC approximately three years ago for approximately $24.5 million.

     Brian Shuster, Chairman of United Leisure Corporation said, "We are very pleased to have been able to close this deal. It will result in a significant gain to the Company. It will also enable us to improve our balance sheet, including the payoff of the Westminster Capital obligations. The net proceeds to United Leisure Corporation of approximately $3 million will be used for working capital."

     United Leisure Corporation through it's wholly owned subsidiary United Internet Technologies creates proprietary video enabled Web Sites or enhanced versions of existing Web sites, to be used by licensees and joint ventures to create applications for the entertainment, sports, travel, retail, corporate, and education markets.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's business strategy and future plans of operations. Forward-looking statements involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These and other import factors, including those mentioned in various Securities and Exchange Commission filings made periodically by the Company, may cause the Company's actual results and performance to differ materially from the future results and performance expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations or future events.